Exhibit 99.0

Data I/O Reports Second Quarter 2025 Results

Delivered Second Consecutive Quarter of Sequential Bookings Growth

Preparing to Scale Through Revenue Growth & Market Expansion

Redmond, WA – July 24, 2025 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the second quarter ended June 30, 2025.

Management Comments

Commenting on the quarter ended June 30, 2025, William Wentworth, President and CEO of Data I/O Corporation, said, “For the second consecutive quarter we delivered increased bookings as compared to the first quarter 2025 and fourth quarter 2024. As a testament to our renewed focus on our core programming platform, we received a significant automated programming system order late in the second quarter from a leading global automotive EV supplier. Data I/O’s PSV automated programming systems with Lumen®X programming platform was selected after a complex evaluation, including rigorous performance analysis of the new Universal Flash Storage (UFS) 4.0 support. We received an order for 10 systems valued at over $1.4 million from one of the largest EV manufacturing suppliers in China due to our robust support for UFS 4.0 technology.

“This order reflects the importance of our continued R&D investments to meet the needs of the growing market for high-density flash applications. Overall, programming requirements for semiconductor technologies are becoming increasingly complex due to growing densities in flash memory and microcontrollers. We believe these complexities create opportunities for Data I/O to differentiate our technology from alternative solutions.

“While we look forward to formally announcing our long-term product roadmap later this year, we are on a rapid pace of innovation. In the first quarter of this year, we introduced our new Unified Programming Platform Strategy with a suite of refreshed manual programmers: the Lumen®X-M8 and the FlashCORE III-M4. In the second quarter, we received our first order for UFS 4.0 support, marking a critical technology milestone for the Company.

“UFS memory is the highest growth market in silicon for flash memory with a CAGR expected to be 14% over the next five years. At the same time, we are preparing for the next generation of high-density memory technology supporting up to 1TB of UFS memory which is expected in the market by 2027. The increased memory is needed for applications associated with continued advancements in AI applications. Data I/O is leveraging our technology leadership to address these complexities and we are confident that our success will lead to meaningful long-term growth.”

Second Quarter 2025 Financial Results

Net sales in the second quarter 2025 were $5.9 million, down from $6.2 million in the first quarter 2025 and up from $5.1 million in the second quarter 2024. First quarter 2025 revenues were elevated due to the completion of a large order received in the first quarter 2024. Overall demand for capital equipment continued to be negatively impacted by ongoing global trade and tariff negotiations through most of the second quarter 2025. Automotive electronics, as a primary business segment, represented 66% of second quarter 2025 bookings compared to 59% for all of 2024. For the second quarter 2025, consumable adapters and services represented 50% of total revenue and provide a stable base of re-occurring revenue.

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New bookings activities picked up in the latter half of the second quarter as customers had been delaying purchase decisions amid ongoing global trade and tariff concerns. Second quarter 2025 bookings were $5.8 million, up from $4.6 million in the first quarter 2025 and $5.6 million in the second quarter 2024. Backlog on June 30, 2025 was $2.8 million, down from $3.0 million from March 31, 2025. Second quarter 2025 bookings and backlog include an order for 10 PSV automated programming systems with Lumen®X programming platform from one of the largest EV manufacturing suppliers in China valued at over $1.4 million which is expected to be delivered during the second half of the year. Additionally, deferred revenue was approximately $1.3 million on June 30, 2025, down from $1.5 million on March 31, 2025.

Gross margin as a percentage of sales was 49.8% in the second quarter 2025, as compared to 51.6% in the first quarter 2025 and 54.5% in the prior year period. A lower margin product mix and configuration of automated systems driven by a large customer order led to reduced margins. Direct material costs remained steady and consistent with prior periods. Ongoing supply chain planning and other actions have been mitigating the impact of new tariffs, trade and inflationary pressures, including shifting material sourcing and product manufacturing.

Operating expenses for the second quarter 2025 were $3.8 million, up from $3.6 million in the first quarter 2025 and $3.3 million in the prior year period. Second quarter 2025 spending tracks closely with overall reduced spending for the Company after excluding approximately $480,000 in one-time expenses which are part of the Company’s investments in the core programming platform and information systems, as well as for leadership and other human resource transition requirements. First quarter operating expenses are typically higher than other quarters of the year due to the inclusion of public company costs pertaining to audit, regulatory filings and NASDAQ fees, with a total of $300,000 recorded in the first quarter 2025.*

Net loss in the second quarter 2025 was ($742,000) or ($0.08) per share, compared to net loss of ($797,000) or ($0.09) per share for the prior year period and ($382,000) or ($0.04) per share in the first quarter 2025. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which excludes equity compensation, was ($437,000) in the second quarter 2025, compared to ($98,000) in the first quarter 2025 and $3,000 in the second quarter 2024. Second quarter 2025 Adjusted EBITDA would have been $43,000 excluding one-time expenses/investments of approximately $480,000 in the period.*

The Company’s balance sheet and liquidity remained solid with cash at the end of the second quarter 2025 at $10.0 million as compared to $10.3 million on December 31, 2024. The decreased cash balance reflects one-time expenses and investments in the second quarter, partially offset by an otherwise improved cost structure and lower inventory levels. Data I/O had net working capital of $15.6 million on June 30, 2025, relatively flat as compared to December 31, 2024. The Company continues to have no debt.

Conference Call Information

A conference call discussing financial results for the second quarter ended June 30, 2025 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time. To listen to the conference call, please dial 412-317-5788. A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 6991166. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

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About Data I/O Corporation

Since 1972, Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronics devices. Today, our customers use Data I/O’s data provisioning solutions to manage   device intellectual property from point of inception to deployment in the field.  OEMs of any size can program and securely provision devices from early samples all the way to high volume production prior to shipping semiconductor devices to a manufacturing line. Data I/O enables customers to reliably, securely, and cost-effectively bring innovative new products to life.  These solutions are backed by a portfolio of patents and a global network of Data I/O support and service professionals, ensuring success for our customers.  Learn more at dataio.com/Company/Patents.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, expected expenses, orders, deliveries, backlog and financial positions, semiconductor chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.

Forward-looking statement disclaimers also apply to the demand for the Company’s products and the impact from geopolitical conditions including any related international trade restrictions. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, shipping availability, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, excluding equity compensation, and other one-time investments/expenses should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

*References in this press release are made to non-GAAP (Generally Accepted Accounting Principles) financial measures, including profitability and operating/net income excluding one-time items, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA (AEBITDA), which excludes equity compensation, and AEBITDA excluding one-time items.  These measures are provided as a supplement to GAAP results and offer additional insights into the Company's results and facilitate the comparison of results. Reconciliations are provided in the tables of this press release.

Contact:

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

-     tables follow     -

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DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net sales	$5,948	$5,062	$12,124	$11,161
Cost of goods sold	2,988	2,305	5,976	5,184
Gross margin	2,960	2,757	6,148	5,977
Operating expenses:
Research and development	1,662	1,413	3,177	2,995
Selling, general and administrative	2,142	1,910	4,192	4,408
Total operating expenses	3,804	3,323	7,369	7,403
Operating income (loss)	(844)	(566)	(1,221)	(1,426)
Non-operating income (loss):
Interest income	35	73	73	153
Foreign currency transaction gain (loss)	47	49	26	62
Total non-operating income (loss)	82	122	99	215
Income (loss) before income taxes	(762)	(444)	(1,122)	(1,211)
Income tax (expense) benefit	20	(353)	(2)	(393)
Net income (loss)	$(742)	$(797)	$(1,124)	$(1,604)

Basic earnings (loss) per share	$(0.08)	$(0.09)	$(0.12)	$(0.18)
Diluted earnings (loss) per share	$(0.08)	$(0.09)	$(0.12)	$(0.18)
Weighted-average basic shares	9,296	9,104	9,267	9,063
Weighted-average diluted shares	9,296	9,104	9,267	9,063

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DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	June 30, 2025	December 31, 2024

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,969	$10,326
Trade accounts receivable, net of allowance for credit losses of $22 and $22, respectively	3,905	3,960
Inventories	5,972	6,212
Other current assets	781	659
TOTAL CURRENT ASSETS	20,627	21,157

Property, plant and equipment – net	1,050	1,001
Other assets	2,440	2,812
TOTAL ASSETS	$24,117	$24,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,366	$820
Accrued compensation	1,056	1,517
Deferred revenue	1,254	1,535
Other accrued liabilities	1,380	1,161
Income taxes payable	20	39
TOTAL CURRENT LIABILITIES	5,076	5,072

Operating lease liabilities	1,750	2,160
Long-term other payables	45	112

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,374,698 shares as of June 30,
2025 and 9,236,040 shares as of December 31, 2024	23,804	23,475
Accumulated earnings (deficit)	(6,862)	(5,738)
Accumulated other comprehensive income	304	(111)
TOTAL STOCKHOLDERS’ EQUITY	17,246	17,626
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,117	$24,970

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DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
EBITDA/Adjusted EBITDA
Net Income (loss)	$(742)	$(797)	$(1,124)	$(1,604)
Interest (income)	(35)	(73)	(73)	(153)
Taxes	(20)	353	1	394
Depreciation and amortization	110	138	237	339
EBITDA	$(687)	$(379)	$(959)	$(1,024)

Equity compensation	250	382	424	663

Adjusted EBITDA, excluding equity compensation	$(437)	$3	$(535)	$(361)

Operating income, excluding one-time expenses/investments
Operating income (loss)	$(844)	$(566)
One-time investments - Technology platform and IT infrastructure	165	-
One-time expenditures - CFO/Other HR	145	-
One-time expenditures - Technology platform	88	-
One-time expenditures - IT infrastructure	82	-
Operating income (loss) excluding one-time items	$(364)	$(566)

Adjusted EBITDA, excluding equity compensation and one-time expenses/investments
Adjusted EBITDA, excluding equity compensation	$(437)	$3
One-time investments - Technology platform and IT infrastructure	165	-
One-time expenditures - CFO/Other HR	145	-
One-time expenditures - Technology platform	88	-
One-time expenditures - IT infrastructure	82	-
Adjusted EBITDA, excluding equity compensation and one-time expenses/investments	$43	$3

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